Exhibit 99.1

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

December 17, 2007

04:00 pm CT

Operator:	Good afternoon ladies and gentlemen and welcome to the Bakbone Software Corporate Update Conference call. At this time all participants are in a listen only mode. Following today’s presentation there will be a question and answer session.

If you would like to ask a question during this time simply press star then the number 1. To withdraw your question press the pound key. At this time for opening remarks and instructions I would like to turn the call over to Ms. Jennifer Trager, Investor Relations for Bakbone Software. Please go ahead Ms. Trager.

Ms. Trager:	Thank you Robert and welcome to everyone to today’s call. The purpose of today’s conference call is to update our investors on the company’s business and going forward market strategy. Participating on the call is our Bakbone Software CEO Jim Johnson; Interim CFO Mike Compton; and Senior Vice President Ken Horner.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Before we start the call today I would like to make some comments on forward-looking statements. Today’s conference call, including the question and answer period, may include forward-looking statements that involve risks, uncertainties, assumptions, and other factors which if they do not materialize or prove correct would cause Bakbone’s results to differ materially from historic results, or those expressed or implied by such forward-looking statements.

Our forward-looking statements should be considered in the context of the risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators. Bakbone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

With that I would like to turn the call over to Jim Johnson, CEO of Backbone Software.

Mr. Johnson:	Thank you Jennifer. Good afternoon ladies and gentlemen and welcome to today’s conference call. It has been quite some time since we have addressed our shareholders via a conference call, and although we still have work to do on becoming current with our SEC filings, I am pleased to provide you with an update on business here at Bakbone Software.

We have a lot of ground to cover today in a short amount of time. First I will review some recent news including an overview of the second quarter fiscal year 2008, then Mike Compton, our Interim CFO, will speak a little more about his background and briefly describe the status of the restatement. Then Ken Horner, Senior Vice President of Corporate Development and Strategy will speak to Bakbone’s strategic focus. The call will conclude with a question and answer period.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

This is our first investor call to be held by Bakbone since the company announced its intention to restate our financials in late 2004. Since that time the company has been allocating significant resources to this restatement process. The restatement of over three years of financial statements has required a complete examination of the company’s financials going back to the inception in the year 2000.

In early 2007 we completed an internal investigation into historical accounting practices that was overseen by an independent committee set up by the board of directors. This investigation did not identity any fraudulent conduct related to our prior financial statements. Now we are working on bringing the restatement to a conclusion.

Mike will talk about the restatement process in more detail. In addition to the restatement, the company has seen significant change in the management ranks over the past three years. Since I joined the company in late 2004 I have brought a completely new executive team in to help build out our product suite and expand our global sales presence.

We have been and continue to be engaged in product innovation, increasing our market share, deepening our customer relationships, and investing in the future while at the same time devoting all required resources to completing our financial statements.

Despite these challenges Bakbone remains a leading provider of data protection software and services. The company continues to be a vibrant and innovating organization that is focused on driving growth. We consistently introduce top ranking products and receive accolades for service and support.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

During the calendar year 2007, Bakbone won the “Storage Replication Product of the Year” at the 2007 Storage Awards, and Datamation Magazine named Bakbone software as the “Linux Backup Product of the Year.” Industry analysts continue to pay us great compliments.

We have a global footprint with customers in nearly every vertical industry including financial services, travel, manufacturing, government and defense, retail, and many more. Our customers are sort of a who’s who of leading companies and include GE Capital, Wells Fargo, Southwest Airlines, Pepsi, Toyota, NASCAR, Boeing, Yahoo, Federal Express, AT&T, and hundreds more.

Over the past 12 months we have won several new important deals including Daimler-Chrysler, Phillips Research, Siemens, The Indian Army, and the Korean Army and Navy. We continue to deepen our strategic partnerships with Teradata, NetApp, and Sun Microsystems. So as you can see, Bakbone is moving forward and experiencing success.

In the absence of filing our financials with the SEC we have been providing quarterly bookings and cash figures for our investors. I am now going to review these figures for the second quarter of fiscal 2008, our most recently completed quarter.

Our goal is to provide as much transparency as possible for our investors on this call. In that regard I am able to give some operational color and detail, but unfortunately we are not able to disclose the complete financial picture until after we are current with our SEC filings.

Year to date bookings for fiscal year 2008 were approximately $27 million. Bookings during the second quarter of fiscal 2008 were $13.5 million, an increase of nearly 10% year over year and 1.3% sequentially over the prior quarter.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Bookings are not a GAAP metric and should not be construed as revenue; however, booking figures do accurately represent the dollar amount of business that was signed in the quarter. Our bookings have increased for more than ten consecutive quarters.

For the second quarter of fiscal year 2008 bookings were comprised of approximately 58% software and 42% services. In the previous quarter, the first quarter of fiscal 2008, this mix was 53% software and 47% services. In the second quarter of fiscal year 2007 this mix was 59% software and 41% services.

Services increased as percent of bookings in Q1 of fiscal year 2008 due to the signing of significant annual maintenance renewal deals from two of our OEM partners, specifically Sony and AOL, totaling almost $1 million.

In the Q2 of 2008 software sales generated through our direct distribution channels were approximately 83% of our total software bookings. This compares to roughly 82% in the first quarter of fiscal 2008 and 79% in the second quarter of fiscal 2007.

Bakbone is a global company and we currently have about 268 employees around the world. Our business is spread fairly evenly across these three regions: North America; Asia Pacific; and Europe, Middle East, and Africa. We continue to own over 70% of the Linux data protection market in Japan and we are experiencing good growth in the Linux markets in other regions around the world.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

We are pleased with our pipeline of future deals and we continue to see almost 60% of all qualified leads turn into closed deals. Now I’m going to introduce Mike Compton and he will provide a bit of an insight on the restatement process.

Mike joined us as the intern CFO in September of this year. He has over 30 years of business and management experience. Most recently, Mike was the Vice President of Finance Administration for Inxight Software, Incorporated, which was acquired by Business Objects in July of this year. Mike, take it away.

Mr. Compton:	Thanks JJ. It’s been a busy few months. I first came to know Bakbone as a customer while at Inxight Software, and I knew that Bakbone had some solid products, but it was during our implementation that I became aware that they were very customer focused and were genuinely nice people.

After Inxight was acquired by Business Objects, I’d been doing some consulting work when I got a call from Ian Bonner the former CEO at Inxight who is currently a board member of Bakbone. Things happened. Some of the accounting and audit issues that we had faced at Inxight were not too different from those facing Bakbone.

After meeting with JJ and Doug Lindroth, the former CEO here at Bakbone, it was agreed that I would become a consultant to Bakbone and try and help them out during the restatement. Initially, my project was to be focused on improving processes and procedures, and to help determine what system improvements should be considered.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

But upon the announcement of Cliff Flowers’ departure, I was asked and agreed to continue working on those issues as well as serving as interim CFO. Since I’ve joined the company, some of the most frequently asked questions of me are “when will the financial statements be issued?” and “why is the audit taking so long?”

So let’s start by discussing what has happened over the past three years. This may help to explain why the process continues. First, Bakbone is not unique when it comes to undergoing restatements related to revenue recognition. But there have been a number of things that have sort of resulted in a perfect storm contributing to the delay.

Also, let me be clear. It is the responsibility of Bakbone to prepare and file our financial statements that are required with the SEC. In fiscal 2005, subsequent to the Q1 filings for that year, our independent registered accounting firm, KPMG resigned, after which Deloitte & Touche was engaged as our new firm.

In connection with this transition, the company concluded that there were errors in the previously issued financial statements which included issues related to revenue recognition methods. We then commenced with a comprehensive process to recast our revenue utilizing the residual method of revenue recognition.

During this time, we had also commenced with our initial year efforts to comply with the internal control requirements of the Sarbanes Oxley Act of 2002. In connection with this process, we identified a number of sales transactions in different geographic regions which had product return or exchange rights, and which were not previously considered in the company’s historic accounting practices.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

In response to this discovery in 2006, the company commenced a detailed investigation to review and analyze all the company’s historic sales transactions. As a result of these extensive investigative efforts which were concluded late in the fall of 2006, we identified some instances where accounting practices and oversight in the evaluation of product returns and exchanges were deficient.

Additionally, the company found that in certain circumstances it had not provided the appropriate provisions for returns accepted from channel partners and customers. The impact of these exchange rights provided to our customers on our historic financial statements now necessitated the transition of all historical revenue to be accounted for under the ratable accounting model.

Simply stated, the ratable accounting model recognizes software license and maintenance fees over either the term of the contract or the economic useful life of the product. Therefore, for contracts other than those OEM arrangements on which we are already utilizing the ratable method, our software and license and maintenance fees would typically be recognized over the estimated economic life of the products.

This conclusion required us to recomputed revenue and deferred revenue all the way back to fiscal 2000, the inception year of the company. This was an enormous task involving thousands of transactions per fiscal quarter and arriving at the correct restated amounts for revenue and deferred revenue. This led to substantial additional delays in the process of restating our previously issued financial statements and compiling those financial statements for fiscal 2005 and 2006.

This process has been made more difficult and time consuming as the company’s information systems infrastructure is not sufficient to accommodate the residual or ratable revenue recognition methods. Thus, all of these recomputations were necessarily performed manually using Excel spreadsheets.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

In the best of circumstances, such a manual process is extremely challenging and time consuming. There is also the complexity related to two firms of independent auditors being engaged to review our financial statements for the period requiring restatement and our delinquent period. In late September after joining the company I met with the auditors and the finance staff to determine exactly where we were in completing the process and to try and understand more precisely what issues required immediate attention.

Based on those discussions I then began to devise an approach with the finance staff to complete this difficult process. At this point we have established a detailed plan and an approach and we are executing against that plan. So when will the audit be done? Well, presently the work is progressing in line with the goals that I had established when I joined the company back in September. We believe that there has now been sufficient work and analysis performed in order for us to compile and present our revenue under this new model.

And with that we are now in the process of finalizing the financial statements and the related supporting documents. While we continue to work in meeting our commitments and dealing with our remaining open items, we are working closely with our auditors so that we can issue the audited financial statements just as soon as practicable.

We believe that our working relationship with them is good and that we are all mutually aligned in these efforts. In short, the company has been working diligently to conclude the restatement and issuance of our financial statements for fiscal years 2004 through 2006; however upon the issuance of our fiscal 2006 and prior financial statements the company would still not be considered a current filer as we will need to prepare and file the audited financial statements for fiscal year ended March 31, 2007 and the interim financial statements for fiscal 2008.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Finally, and this is very important to know, we have recognized our known deficiencies of the past, and going forward we continue to test, evaluate our internal controls, policies, procedures, and our information systems. Many of the manually intensive processes in our current revenue procedures will soon be replaced with more robust tools specifically designed for our industry.

We are evaluating our staffing and training needs and have identified areas on which we will be focusing. We will continue to update you as to our progress in completing this important process, but for now progress is clearly being made. JJ?

Mr. Johnson:	Thanks Mike. So since it’s been some time since we’ve had a call I’m going to take a few moments now to give you a little more background on Bakbone Software and our market itself. First of all, Bakbone provides top tier products into numerous segments of the storage software market. Industry analysts at IDC define this as nearly $11 billion market in 2007, with growth projections of over 11% compounded annual growth rate through 2011.

Bakbone markets and sells products that fit primarily into the data protection and recovery, data replication, and storage management software market segments. According to IDC, the segments represent an addressable global market of over $6.5 billion, with double digit compounded annual growth rates.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Today the company has three product families: NetVault: Backup; NetVault: Replicator; and NetVault: Report Manager. We focus on high growth sectors that exist in each of the market segments. These include Windows, Linux and Solaris.

Most of our business comes from highly competitive opportunities where we beat out large competitors such as Symantec and EMC. The $1.2 billion Windows market continues to be the most competitive and price sensitive. We see the most “green field” opportunities in the smaller but fast growing Linux market, where new infrastructure and applications are being deployed every day.

The majority of our business is derived from data backup and recovery products. However, we are enthusiastic about the opportunities in the $2.6 billion data replication market. The file based software replication sector is projected to have a growth rate of nearly 22% through the year 2011. Disaster recovery, migration, and business continuity are projected to remain as critical drivers in the growth of data replication, and new requirements associated with data archiving and data analysis will drive the adoption of alternative methods for replication and the need for more integrated and consolidated replication management solutions.

We are constantly evaluating additional market segments within the storage software markets where we can leverage our core competencies and our strengths. These segments include, but are not limited to the email archiving applications and emerging continuous data protection, or CDP segments.

On October 1 of this year we introduced version 8.0 of NetVault: Backup with integrated continuous data protection capabilities. NetVault: Backup offers broad cross platform support for Linux, Windows, and Solaris environments and has won many awards for the ease of use, reliability, and extensive features.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Version 8.0 of NetVault: Backup has real time true-CDP capabilities, enhances operational efficiency, reduces systems downtime, improves data availability and increases security to support the business growth of enterprise environments. CDP is a high growth sector of the overall data protection and recovery segment with projected double digit growth.

Additionally, an IDC survey reported that the majority of companies surveyed believe that CDP is a must-have feature within their data protection suite. The over $630 million email archiving market is expected also to grow at 20% annually. As a result, we believe that there are opportunities to leverage our existing expertise and market presence in Exchange and Lotus Notes in the email archiving segment.

With that, I’m now going to turn it over to Ken and he will tell you more about our strategy as well as elaborate on several key partnerships we have. Ken?

Mr. Horner:	Thank Jim, I’m happy to be here. Bakbone’s core focus is to deliver on an integrated data protection, or IDP strategy. We continue to see evidence both specifically and empirically that validates the need for an integrated suite of tools for data protection. IDC continues to see the shift in the minds of decision makers that indicate an increased focus on recovery point, or RPO objective and recovery time, or RTO objective that cannot be addressed with a single product offering.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Gartner Group estimates that 70 to 80% of storage related costs are operational, meaning that there is an additional cost for each and every independent system that an organization chooses to deploy. Integrated data protection is designed to provide a common storage infrastructure upon which different applications can operate in a holistic fashion from a central point of control.

This provides our users with more comprehensive protection while reducing their operational cost. Since the introduction of IDP two years ago we have added data replication and storage reporting to our product portfolio. These combined with our comprehensive backup with integrated virtual tape library, or VTL in NetVault: Backup provide users with a set of better integrated tools to improve their recovery time and recovery point objectives.

The recent release of NetVault: Backup 8.0 and TruCDP further extends the execution of our IDP strategy. Users can now use an integrated set of tools to manage multiple tiers of data, protection, and automate the migration of data through its life cycle based upon business requirement.

As part of our overall strategic vision, the company also embarked on a strategy that focused on Windows application data protection, the emerging high growth opportunities surrounding Linux and other open source data protection, and leveraging our Sun partnership to penetrate the Solaris data protection market.

In the first half of fiscal year 2008, we continue to see high growth and higher average selling prices around our Linux-based server shipments. In fact, Linux has become our top selling backup server. Fueled by continual growth in Microsoft SQL Server, Exchange and other critical applications, the Windows platform remains our top selling overall platform with good growth results in the first half of fiscal year 2008.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

In the beginning of the fiscal year, the company restructured the sales organizations in the Americas and Asia Pacific geographies with the objective of driving additional growth potential and improving our sales productivity. The resulting initial trends of this restructuring indicate that we have increased our year over year growth rate while reducing our overall cost of sales and improving the productivity of the field sales teams in these geographies.

We will continue to monitor the results of the sales restructuring in the second half of this fiscal year to ensure that we continue to recognize the desired operational results. Along with the performance and productivity metrics we are continuing to place metrics around our channel development activities, increasing average selling prices of new business, and increasing our large opportunity count of successful sales cycles of business that is $25,000 or greater.

Again, we have been pleased with the results we have realized in the first half of fiscal year 2008 relative to these critical metrics. The release of NetVault: Backup 8.0 and TruCDP is the latest step in the company’s execution of its IDP strategy to deliver comprehensive multiplatform data protection to users as a single suite of integrated tools.

One of our largest customers, Yahoo, now has NetVault: Backup installed in a dozen countries globally and backups over 50 terabytes of data on a daily basis. Yahoo’s selected Bakbone’s NetVault: Backup as its standard for data protection due to its scalability, flexibility, and support for multiplatform enterprise computing environments. Yahoo first became a customer in 2003 and we believe there is opportunity to deepen this relationship.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

We continue to see an expansion of the LAMP into different vertical markets. One of these is in the area of managed service providers, or MSPs. MSPs leverage the cost, scalability, and reliability of the LAMP environment to provide services for their customers. A good example of this is Contegix, a St. Louis based MSP who recently wanted to transform from Novell’s SuSe Linux platform to Red Hat Linux for cost and administrative benefits.

Bakbone worked closely with Contegix to design and implement a backup and restore solution around its NetVault: Backup software, ensuring the new deployment was up and running within 10 days. The choice to use Bakbone enabled Contegix to transition its backup servers to Red Hat Enterprise Linux, and improve system administration. Contegix operates thousands of Dell PowerEdge Series servers running RHEL 3, 4, and 5, and a variety of MySQL, Oracle and Postgres databases, all of which NetVault: Backup protects. You can see that’s quite a complex environment.

However, Bakbone has also worked to further extend its global reach through key strategic relationships. I’d like to highlight three of these for you today that have been very successful and we remain optimistic here at Bakbone for future opportunity. First I’ll go over Teradata, then NetApp, and finally I’ll give you an update on our Sun Microsystems relationship.

Teradata provides exposure for Bakbone within the Fortune 500 and Global 1000, creating significant brand and product awareness. Teradata has extended our OEM relationship subsequent to the NCR spin-off of the Teradata division as a separate entity, and we continue to maintain our position as the leading data protection solution for Teradata with our flagship NetVault: Backup product.

For the seventh year running NetVault: Backup remains the advocated backup, archive, restore solution as a result of approximately 70% of the Teradata customer base utilizing NetVault: Backup, a far greater percentage than that of our competitors such as IBM and Symantec.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Our relationship with NetApp also creates opportunities via new market penetration and segments within existing markets. NetApp continues to enjoy product differentiation by integrating base Bakbone functionality into their OSSV, or Open Systems SnapVault solution. OSSV unit sales continue to grow in a year on year basis. We continue to add value to the NDMP platform by supporting ONTAP and NetApp Shadow Tape functionality in our new NetVault: Backup 8.0 release.

In general, with NetApp our product is uniquely suited for the expanding NAS, or Network Attached Storage marketplace. We are working with a number of players in the NAS storage domain to further commercialize value for our product portfolio and extend our market adoption.

Our Sun relationship began in earnest a year ago with the execution of a global distribution agreement, and our primary strategic objectives within the Sun Microsystems relationships are progressing to plan. We are pleased with the ramp up of this relationship as we have successfully completed several benchmarks that are critical for us to further this partnership.

First phase was for Bakbone to localize our products for Sun’s markets. In early June we completed our localization of NetVault: Backup products across various languages including traditional Chinese and Japanese, which provides the company with a vehicle to enter in those respective marketplaces with Sun.

Since June we have been rolling out our go to market strategy that begins with the training of Sun resellers and other partners. We had completed this training in Australia, India, and most of the United States, and they are about 75% complete in China and Korea, two of Sun’s rapidly emerging growth markets.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Our primary goal is to achieve a sustained, predictable revenue stream for NetVault: Backup through Sun channels across identified target markets. This translates into a foundation to expand our core business into other value opportunities with Sun.

To foster market adoption and penetration, Sun and Bakbone have engaged at the field level across the ten identified Sun GEMS to drive awareness and demand activities for NetVault: Backup through Sun’s Channel Development Partners and top downstream VARs to increase market adoption and future revenue capture.

As a result of our collective efforts to date, we are seeing quarter over quarter license growth and anticipate that trend to continue as we further our market reach and penetration in tandem with Sun. These case studies are examples of our product’s flexibility, scalability, and unique value proposition for our customers. Additionally, these studies illustrate our increased focus on pursuing enterprise class business opportunities.

Jim, back to you.

Mr. Johnson:	Thanks Ken. In summary as we stand today, Bakbone is executing global go to market strategy, building strong partnerships, and is still debt free. Every Bakbone employee has been working very hard in the face of the challenges that have redirected resources designed to improve certain business processes.

This hard work has paid off in the praise that we receive for our leading products and by the strength of our world class customers and partnerships. So thank you for joining us today on this business update conference call and for your continued interest and support in Bakbone software.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

With that I would like to open the call to questions. Robert, back over to you to establish the Q&A session please.

Operator:	And at this time if you would like to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Mark Comfort.

Mr. Comfort:	Hello gentlemen, good afternoon.

Jim Johnson:	Hi Mark.

Mr. Comfort:	I have a couple questions for you if I may. You commented on your Linux penetration in Japan. Are you able to break down roughly what percent of your bookings would be, say, Linux versus Solaris versus Windows, and have they changed in their weighting percentages not much or slightly?

Mr. Johnson:	Probably the easiest way to describe market penetration is more of the level of penetration that we have, the bulk of our bookings and the bulk of our client basis in Japan is in the Linux space as far as the backup goes. So roughly according to IDC, we are controlling in excess now of 70% of the market share for Linux backup and archive.

Mr. Horner:	Yeah and to kind of further Jim’s point, right, what we have seen is that the backup server, so that’s a little bit different than platforms. A platform includes all of the infrastructure around the server. So on Windows, things like Exchange and Microsoft SQL Server. But on just the server shipments themselves, about a year ago Windows was about 46% of our shipments as far as servers with Linux being about 41%.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Today that’s actually inversed itself and Linux is about 45% of our shipments and servers with Windows being about 43%, keeping in mind that the overall numbers for both of those platforms have increased year over year.

Mr. Comfort:	Did IDC give you any breakdown for the Solaris members?

Mr. Horner:	Obviously from our perspective, we continue to monitor with Sun the opportunity around Solaris. As a whole, the whole Unix platforms including Solaris, give or take about 33% of the Unix platform, that continues to be approximately a $450 to $500 million market in backup and data recovery.

So that market is certainly large, much larger than Linux which is about a $151 million market. But obviously the Linux marketplace is growing at about 21.9% year over year versus the Unix overall segment of which Solaris is a part. That’s growing at about 2.1% year over year. So much larger, faster growth around Linux than around traditional Unix including Solaris.

Mr. Comfort:	Okay thank you. My second question, Jim, is you mentioned the significant changes in personnel. Are you able to mention in what departments have experienced perhaps the largest increase or perhaps decrease?

Jim Johnson:	Pretty much across the board over the last three years we have – we brought in a new sales team around the world. In Japan, Okoshi San is still our VP of sales for all of the Japan market. We have strengthened our sales groups in China and Korea as well as here in North America, and we brought in a gentleman to run our product deliver arm roughly about two, two and a half years ago, so pretty much across the board we have a new team.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Mr. Comfort:	Do you see your increase in personnel continuing at a modest or escalating rate in the future?

Jim Johnson:	I think it would be more of a modest growth because I think the key thing there, we feel that we’ve got a strong team and now we’d like to see a higher level of productivity as well, as you would.

Mr. Comfort:	Absolutely. Thank you for your time.

Jim Johnson:	Thanks (Mark).

Operator:	Your next question comes from the line of (Steven Wolf).

Jim Johnson:	Hi (Steve).

Mr. Wolf:	Hello. A question for you regarding the competitive landscape. We’d really like to understand who you’re seeing out there in sales situations, and also to understand what the value proposition – why are people picking Bakbone over your competitors?

Ken Horner:	Sure. So we really break our competitive marketplace down into two primary sub-segments so to speak. The first segment are really low end products that are platform specific, so those are focused like Symantec with Backup Exec, or CA, Computer Associates, with ARCserve, kind of stretching the capabilities of those two products with their existing customer base. Those customers start to look for new solutions which are cross platform. Both of those are – Backup Exec for example, link specifically to Windows backup servers.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

So as customers start to outgrow those environments or they start to look for cross platform capabilities that allow them to host their data protection or backup servers on more than just a single platform, we become a very good growth solution for those types of customers outgrowing the lower end solutions.

At the high end we see folks more frequently like Symantec again, with NetBackup. We see folks like Commvault with Galaxy, or now what’s called Simpana, and we see certainly a fair mixture of folks like IBM with Tivoli Storage Manager. Our high end value proposition is very, very compelling because it really does focus around a couple of strategic initiatives for customers, almost always based upon cost.

The first one is the relative simplicity of our code, being that it’s modular in architecture and it’s actually designed on a Linux platform verses perhaps some of those products that have been ported over from Unix, so the deployment and usability of our products as far as the speed in which they can be deployed and used effectively by customers is much shorter and thus much lower cost than some of our larger competitors.

And I referenced Contegix which was up and running in ten days in my business study. That is of course with very minimal professional services onsite. Certainly we do some of that, but it would fall far short of an engagement around say NetBackup with Symantec, or IBM with TSM where they would come in and really have to do an onsite deployment over a much longer period of time than we would.

The second value proposition that we have beyond ease of use and deployment is really around the flexibility of our products and how and where they can be deployed. This is especially true against someone like CommVault, which

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

again is linked to needing a Windows backup server. Our ability in enterprising environments to be able to deploy backup servers across Windows, Linux, Solaris, or even Mac OSX environments makes us a very flexible, and because of that very cost effective solution for enterprise environments that are multiplatform in their orientation around computing systems.

Mr. Wolf:	So not only are you going to be serving kind of, I guess, more the low end of the market, but some of your solutions would be able to go head to head against the Symantec, and large Fortune 500 enterprises as well?

Ken Horner:	We certainly see a growing amount of our business heading that direction where we are clearly in the process of engaging in and managing and monitoring what we call our large deal opportunity and pushing our business that direction. As we alluded to previously, all of the metrics around what we’re watching there, whether they be ASP, number of large deals, things of that nature, are certainly trending in a positive direction.

Mr. Wolf:	Great. Thank you.

Ms. Trager:	Robert, are there any additional questions?

Operator:	At this time there are no further questions.

Ms. Trager:	Okay I guess that we are concluded here. Thank you everybody for your time. Oh, we have one more question I believe Robert?

Operator:	There is a question in queue and that’s from (Douglas Whitman).

Ms. Trager:	Okay.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

Mr. Whitman:	Hi, thank you, and good job guys doing this conference call. Thank you for the information. Can we talk a little bit more about competition and a little bit more about some of the product features maybe that you’re going to be adding that will differentiate to further in the future?

Mr. Horner:	Well we could certainly for sure talk about kind of what we’ve done, the competitive landscape. We can share with you our general vision as far as where the products are going. I probably (A) would be the best resource, and (B), as you know, software is always a little fluid as to the exact specific features that come in and out.

But we can certainly address the general areas that we want to hit as far as feature set and customer points of pain that we’d love to address for sure.

Mr. Whitman:	And in that if you could also kind of touch on other international opportunities that you’re focused on?

Mr. Horner:	Sure. So let me start by kind of painting again, the competitive landscape with folks at the high end, these are the IBM TSM, probably the biggest one is someone like a Symantec with NetBackup. This is also where you’d find products like EMC Legato with networker as well as CommVault with Simpana/Galaxy.

We tend to be an animal that plays very competitively with most of those products, so I’d say probably about 60% of our competitive fields are actually up against these products, maybe slightly higher than that. Often times as I said before, people are looking for a more flexible, more cost effective solution that’s easier to use and deploy than something that’s been ported over from Unix or other legacy environment.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

So certainly, from that perspective we won a lot of that high end business that we’re engaged in, and I do think that our single biggest gem alluded to our 60% close rate as far as qualified leads. Our biggest challenge in that class of business is continuing to drive ever increasing pipeline opportunities in which to engage.

So certainly, that’s I think when we look at our brand and our activities relative to penetrating that segment, a lot of that is driven by those activities and our success rates obviously are somewhat dependent upon our capabilities in doing so. At the low end, what we really look at is more often than not a replacement.

So we’re often times competing with the high end products from Symantec NetBackup on a Symantec Backup Exec replacement. So the low end products, or what we classify at least lower end products are folks like Symantec, Backup Exec, CA with ARCserve. Those are folks that traditionally are aligned with single computing environments, or certainly at least single backup environments around backup exec being specifically Windows or ARCserve to a particular platform.

And then obviously as those platforms or the company’s environments change and those platforms undergo a change as well, people look to kind of leverage open source opportunities around not only Linux but we mentioned the LAMP stack before. People are interested in being able to exploit and utilize the opportunities around MySQL, APACHE, and things of that nature.

And from a pure technology perspective we are clearly out in front relative to supporting that environment with things like our MySQL application plugin module. So really what we are is very well suited towards capturing companies that are outgrowing their current environments, going to more of a multi platform enterprise class computing system.

BAKBONE SOFTWARE INCORPORATED

Moderator: Jennifer Trager

12-17-2007 04:00 pm CT

Confirmation #28194663

And obviously opening up the door for competitive capabilities that we offer into that market space. Doug is that a pretty good – did I hit the major points you wanted to hear about?

Mr. Whitman:	That was very helpful. Thank you.

Mr. Horner:	Sure. From a geographic perspective, certainly we believe that it’s, as Jim mentioned a large addressable market opportunity. But there continue to be great opportunities here in North America. We certainly look at this as an area that historically perhaps our revenue breakdown hasn’t been quite as strong as some of the other folks that play in our space so we want to kind of ramp that up and capitalize on this opportunity.

As well as some of the high growth markets that we’re penetrating with partners such as Sun. These obviously include places like China, Korea, to a lesser extent I suppose India, but certainly we believe the overall addressable size of market is not what’s holding us back from growth. It’s our ability to actually engage in and successfully complete sales cycles.

Mr. Whitman:	Thank you.

Operator:	And at this time there are no further questions.

Mr. Johnson:	Okay I just want to say we really appreciate people’s time and believing in Bakbone Software and everything that you’ve been able to do. And we will continue obviously to grow the company and I just want to thank you very much for you time today. Thank you very much. Robert?

Operator:	This concludes today’s conference call. You may now disconnect.

END